American Banknote Corporation
51 West 52nd Street
New York, NY 10019
212-582-9200 LH




August 18, 1995

Mr. Robert Wilcox
5512 Atlantic View
St. Augustine, FL 32084

Dear Bob:

I'm very pleased to confirm the offer of employment we discussed over the phone. The offer consists of the following:

Start Date      Tuesday, September 5, 1995

Title     Senior Vice President, Manufacturing, reporting to the
Chief Operating Officer/Executive Officer

Base Annual Salary     $180,000, to be reviewed annually

Bonus     Target bonus of 35% of base salary dependent upon the
achievement of mutually agreeable goals. Bonuses for a year are generally payable at the end of the first quarter of the following year as soon as the results of the prior year are known. For 1995, we will set mutually agreeable goals to be acheived by the end of the year. Your bonus will be pro-rated and your target will be 35% of the salary you have earned.

Stock Options     25,000 options will be granted at the market
price on the date of grant, which will be as soon as practical after your date of hire, but no later than the first Board Meeting presently scheduled for September 21.

Car Allowance    $500 per month

Club Dues    $200 per month personal dues and use of a
corporate country club membership to be established at a new plant site.

Benefits     Participation in the Executive Benefits Program
(summary attached).

Relocation     If necessary, the company will provide you with
moving expenses, $10,000 for interim living expenses, 3 house-hunting trips with your spouse, and closing and broker fees. You will be grossed-up as necessary.

Company Paid Housing     Only if necessary at a new site, the
company will provide for an apartment or house, depending on the rental economics.

Severance     Unless you are terminated due to cause, you will
receive 1 year base annual salary in severance, with continuation of your basic health and dental benefits until the end of the severance period or until you are eligible for coverage under another employer's plan. In return for this severance arrangement, you will be required to sign a release.

This offer is contingent upon your obtaining a release from Transcontinental, your signing the Executive Employment Agreement previously supplied to you, and a successful reference check.
We're all looking forward to seeing you on Tuesday after Labor Day, and are sure you will make valuable contributions to the company in a very short period of time.

Please countersign this letter and return it to me at your earliest convenience.

Sincerely,                              Accepted:

s/ JoAnne Martinez                      S/ Robert Wilcox

JoAnne Martinez                         Robert Wilcox


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